Exhibit 99.1

The Neiman Marcus Group Reports September Revenues

    DALLAS--(BUSINESS WIRE)--Oct. 9, 2003--The Neiman Marcus Group, Inc. (NYSE:NMG.A)(NYSE:NMG.B) announced the following preliminary
Company-wide revenues:


                                   5 weeks ended

                            October 4,        October 5,
                               2003              2002        % Change
                         ----------------  ----------------  ---------

Total Revenues             $345 million      $298 million        15.7%

Comparable Revenues        $338 million      $298 million        13.6%


    In the five-week September period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus Stores and Bergdorf Goodman, increased 14.7 percent. The merchandise categories in the Specialty Retail Stores segment that performed well included women's contemporary sportswear and fine apparel, designer handbags, women's shoes, and designer jewelry.
    Comparable revenues at Neiman Marcus Direct in the five-week September period increased 6.6 percent. The top selling merchandise categories in the Direct Marketing segment included women's apparel and shoes, accessories and linens.
    Based on the current sales trends, the Company anticipates its comparable store revenues for the first quarter of fiscal year 2004 to increase in the range of 9 percent to 11 percent.
    The Company's five-week reporting period is consistent with last year and reflects a 4-5-4 week first quarter.
    The Neiman Marcus Group includes the Specialty Retail Stores segment, which consists of Neiman Marcus Stores and Bergdorf Goodman, and Neiman Marcus Direct, the direct marketing operation.
    Information about the Company can be accessed at www.neimanmarcusgroup.com.

    This release contains forward-looking statements, including statements regarding the Company's objectives and expectations concerning, among other things, its productivity and profitability; merchandising and marketing strategies; inventory performance; store renovation and expansion plans; capital expenditures; liquidity; and development of management information systems. These forward-looking statements are made based on management's expectations and beliefs concerning future events, as well as on assumptions made by and data currently available to management. Therefore, these forward-looking statements involve a number of risks and uncertainties and are not guarantees of future performance. A variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. Factors that could affect future performance include, but are not limited to: current political and economic conditions; changes in political and economic conditions that may occur in the future; terrorist activities in the United States, as well as the potential escalation in the international war on terrorism; political, social, economic or other events resulting in the short or long-term disruption in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts and/or inventory liquidations by vendors or other retailers; changes in the Company's relationships with its key customer; delays in the receipt of merchandise ordered by the Company due to work stoppages and/or other causes of delay in connection with either the manufacture or shipment of such merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the financial results or reputation of the Company; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems as well as enhancements of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of its key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations. The Company undertakes no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.

    CONTACT: The Neiman Marcus Group, Inc., Dallas
             James E. Skinner, 214-743-7625
                or
             Stacie Shirley, 214-757-2967